Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-4 No. 333-248989) of Third Point Reinsurance Ltd.,
(2)Registration Statement (Form S-3 No. 333-221518) of Third Point Reinsurance Ltd.,
(3)Registration Statement (Form S-3 Nos. 333-201598) of Third Point Reinsurance Ltd. and Third Point Re (USA) Holdings Inc., and
(4)Registration Statement (Form S-8 No. 333-190724) pertaining to the Third Point Reinsurance Limited Share Incentive Plan and the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan;

of our report dated February 19, 2021, with respect to the financial statements of Third Point Enhanced LP (an equity method investee of Third Point Reinsurance Ltd.) included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young Ltd.

February 23, 2021